Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

Prospectus Supplement to Prospectus dated February 26, 2015.

GS Finance Corp.
Medium-Term Notes, Series E
fully and unconditionally guaranteed by
The Goldman Sachs Group, Inc.

TERMS OF SALE

The following terms may apply to the notes that GS Finance Corp. may sell from time to time. The final terms of your notes will be included in the applicable pricing supplement. GS Finance Corp. will receive between 99.100% and 99.950% of the proceeds from the sale of the notes, after paying the agents’ commissions of between 0.050% and 0.900%, unless a different agents’ commission is specified in the applicable pricing supplement.

•     generally, stated maturity of 12 months or longer and, for indexed notes, stated maturity of six months or longer

•     fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

•      CMS rate;

•      CMT rate;

•      EURIBOR;

•      federal funds rate;

•      LIBOR;

•      prime rate;

•      treasury rate; and/or

•     amount of principal or interest may be determined by reference to one or more underlying indices, commodities, securities or other measures or instruments

•     may be book-entry form only

•     may be subject to redemption at the option of Goldman Sachs or repayment at the option of the holder

•     not amortized or subject to a sinking fund

•     interest on fixed rate notes paid monthly, quarterly, semi-annually or annually

•     interest on floating rate notes paid monthly, quarterly, semi-annually or annually

•     denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement

•     may be denominated in a currency other than U.S. dollars or in a composite currency

•     settlement in immediately available funds

•     fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

GS Finance Corp. does not plan to list the notes for trading on a securities exchange unless otherwise specified in the applicable pricing supplement.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

GS Finance Corp. may sell the notes directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the notes.

GS Finance Corp. may use this prospectus supplement in the initial sale of any notes. In addition, Goldman, Sachs & Co. or any other affiliate of GS Finance Corp. may use this prospectus supplement in a market-making transaction in any notes after their initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated February 26, 2015.

USE OF PROCEEDS

We intend to lend the net proceeds from the sales of notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans to provide additional funds for its operations and for other general corporate purposes, although it has not yet determined a specific use.

We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the notes by Goldman, Sachs & Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us or The Goldman Sachs Group, Inc.

DESCRIPTION OF NOTES WE MAY OFFER

References to “we”, “our” and “us” refer only to GS Finance Corp. and not to The Goldman Sachs Group, Inc.; references to “The Goldman Sachs Group, Inc.” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Information About Our Medium-Term

Notes, Series E Program

The notes are a separate series of our debt securities, which will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. We summarize various terms that apply generally to our debt securities, including the notes, in the accompanying prospectus under the caption “Description of Debt Securities We May Offer”. The following description of the notes supplements that description of the debt securities. Consequently, you should read this prospectus supplement together with the accompanying prospectus in order to understand the general terms of the notes issued under our Medium-Term Notes, Series E program. However, if terms used in this prospectus supplement are inconsistent with the accompanying prospectus, this prospectus supplement controls with regard to the notes.

This section summarizes the material terms that will apply generally to notes issued under our Medium-Term Notes, Series E program. The specific terms of your notes will be described in the applicable pricing supplement that will accompany this prospectus supplement and the accompanying prospectus. Those terms will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your notes. Consequently, the statements we make in this section or in the accompanying prospectus may not apply to your notes.

When we refer to your pricing supplement, we mean the pricing supplement describing the specific terms of the notes you purchase. When we refer to the accompanying prospectus, we mean our prospectus dated February 26, 2015. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in that document. Similarly, the terms we use in your pricing supplement that we also use in this prospectus supplement will have the meanings we give them in this document, unless we say otherwise in your pricing supplement.

The Notes Will Be Issued Under the GSFC 2008 Indenture

The notes issued under our Medium-Term Notes, Series E program are governed by our Senior Debt Indenture, dated as of July 16, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015 (which, together, we refer to as the “GSFC 2008 indenture” in this prospectus supplement). The GSFC 2008 indenture is a contract among us, The Goldman Sachs Group, Inc. and The Bank of New York Mellon, which acts as trustee. The trustee has two main roles:

•	First, the trustee can enforce your rights against us or The Goldman Sachs Group, Inc. if we or The Goldman Sachs Group, Inc. default. There are limitations on the extent to which the trustee acts on your behalf, which we describe under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

We May Issue Other Series of Debt Securities

The GSFC 2008 indenture permits us to issue, from time to time, different series of debt securities and, within each different series of debt securities, different debt securities. The Series E medium-term notes will be a single, distinct series of debt securities. We may, however, issue notes in such amounts, at such times and on such terms as we wish. The notes may differ from one another, and from other series, in their terms.

When we refer to the “notes”, the “Series E medium-term notes” or “these notes”, we mean the notes issued under our Medium-Term Notes, Series E program. When we refer to a “series” of debt securities, we mean a series, such as the notes, issued under the GSFC 2008 indenture.

Amounts That We May Issue

The GSFC 2008 indenture does not limit the aggregate amount of debt securities that we may issue. Nor does it limit the number of series or notes or the aggregate principal amount of any particular series or notes that we may issue. Also, if we issue notes having the same terms in a particular offering, we may “reopen” that offering at any later time and offer additional notes having the same CUSIP number, stated maturity, interest payment dates, if any, and other terms, except for the date of issuance and issue price.

We may issue Series E medium-term notes at any time, without your consent and without notifying you.

Our affiliates may use this prospectus supplement to resell notes in market-making transactions from time to time. We describe these transactions under “Supplemental Plan of Distribution” below.

The GSFC 2008 indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities from time to time. Also, we are not subject to financial or similar restrictions by the terms of the notes or the GSFC 2008 indenture, except as described under “Description of Debt Securities We May Offer — Restriction on Liens” in the accompanying prospectus.

How the Notes Rank Against Other Debt

The Series E medium-term notes will not be secured by any of our property or assets or property or assets of The Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning notes, you are one of our unsecured creditors.

The notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all our other unsecured and unsubordinated debt.

The guarantees endorsed on the notes will not be subordinated to any other debt or guarantee obligations of The Goldman Sachs Group, Inc. This means that, in a bankruptcy or liquidation proceeding against The Goldman Sachs Group, Inc., the guarantees would rank equally in right of payment with all other unsecured and unsubordinated debt or guarantee of The Goldman Sachs Group, Inc. See “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus for a brief description of the guarantee by The Goldman Sachs Group, Inc.

An investment in the notes involves risks because The Goldman Sachs Group, Inc., the guarantor of the notes, is a holding company and because its principal U.S. subsidiary, Goldman, Sachs & Co., is a partnership in which The Goldman Sachs Group, Inc. is the sole limited partner. We summarize these risks under “Prospectus Summary — The Goldman Sachs Group, Inc. Is a Holding Company” in the accompanying prospectus.

The GSFC 2008 Indenture

The GSFC 2008 indenture and its associated documents, including your notes, contain the full legal text of the matters described in this section and your pricing supplement. The GSFC 2008 indenture and the notes are governed by New York law. A copy of the GSFC 2008 indenture has been previously filed with the SEC as part of the registration statement relating to the notes. See “Available Information” in the accompanying prospectus for information on how to obtain a copy.

Investors should carefully read the description of the terms and provisions of our debt securities and the GSFC 2008 indenture under “Description of Debt Securities We May Offer” in the accompanying prospectus. That section, together with this prospectus supplement and your pricing supplement, summarizes all the material terms of the GSFC 2008 indenture and your notes. They do not, however, describe every aspect of the GSFC 2008 indenture and your notes. For example, in this section entitled “Description of Notes We May Offer”, the accompanying prospectus and your pricing supplement, we use terms that have been given special meaning in the GSFC 2008 indenture, but we describe the meaning of only the more important of those terms in this prospectus supplement.

Features Common to All Notes

Currency of Notes

Amounts that become due and payable on the notes in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your pricing supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency”. The specified currency for the notes will be U.S. dollars, unless your pricing supplement specifies otherwise. Some notes may have different specified currencies for principal and interest. You will have to pay for the notes by delivering the requisite amount of the specified currency for the principal to Goldman, Sachs & Co. or another firm that we name in your pricing supplement, unless other arrangements have been made between you and us or you and Goldman, Sachs & Co. We will make payments on the notes in the specified currency, except as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”. Before you purchase any notes payable in a non-U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in your pricing supplement, you should read carefully the section entitled “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus.

Types of Notes

We may issue any of the three types of notes described below. Notes may have elements of each of the three types of notes described below. For example, notes may bear interest at a fixed rate for some periods and at a floating rate in others. Similarly, notes may provide for a payment of principal at maturity linked to an index and also bear interest at a fixed or floating rate.

•	Fixed Rate Notes. Notes of this type will bear interest at a fixed rate described in your pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. See “— Original Issue Discount Notes” below for more information about original issue discount notes.

Interest due on each interest payment date and at maturity will be calculated as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities” unless otherwise specified in your pricing supplement. We will pay interest on each interest payment date (as it may be adjusted due to the applicable business day convention) and at maturity as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

•	Floating Rate Notes. Notes of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in “— Interest Rates — Floating Rate Notes”. If your notes are floating rate notes, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

Interest due on each interest payment date (as it may be adjusted due to the applicable business day convention) and at maturity will be calculated as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities”, unless otherwise specified in your pricing supplement. We will pay interest on each interest payment date and at maturity as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

•	Indexed Notes. Notes of this type provide that the principal amount payable at their maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	securities of one or more issuers;

•	one or more currencies;

•	one or more commodities;

•	one or more indices;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

•	one or more baskets of the items described above.

If you are a holder of indexed notes, you may receive an amount at maturity (including upon acceleration following an event of default) that is greater than or less than the face amount of your notes depending upon the formula used to determine the amount payable and the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

An indexed note may bear interest at a fixed or floating rate, if specified in your pricing supplement. Unless otherwise indicated in your pricing supplement, indexed notes that bear interest at a fixed rate will bear interest as described above under “— Types of Notes — Fixed Rate Notes” and indexed notes that bear interest at a floating rate will bear interest as described above under “— Types of Notes — Floating Rate Notes”.

Unless otherwise specified in your pricing supplement, any indexed notes that we issue will be cash settled only.

If you purchase indexed notes, your pricing supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the notes may be settled. We have initially appointed Goldman, Sachs & Co. as our calculation agent for any indexed notes. The calculation agent may exercise significant discretion in calculating amounts payable with respect to the indexed notes. We may specify a different calculation agent in your pricing supplement. See “Considerations Relating to Indexed Securities” in the accompanying prospectus for more information about risks of investing in notes of this type.

Original Issue Discount Notes

Fixed rate notes, floating rate notes or indexed notes may be original issue discount notes. Notes of this type are issued at a price lower than their principal amount and may provide that, upon redemption or acceleration of their maturity, an amount less than their principal amount may be payable. Original issue discount notes may be zero-coupon notes. Notes issued at a discount to their principal may, for U.S. federal income tax purposes, be considered original issue discount notes, regardless of the amount payable upon redemption or acceleration of maturity. See “United States Taxation — Taxation of Debt Securities — United States Holders — Original Issue Discount” in the accompanying prospectus for a brief description of the U.S. federal income tax consequences of owning original issue discount notes.

Information in the Pricing Supplement

Your pricing supplement will describe one or more of the following terms of your notes:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the denomination of your notes;

•	the price at which we originally issue your notes, expressed as a percentage of the principal amount, and the original issue date;

•	whether your notes are fixed rate notes, floating rate notes or indexed notes;

•	whether your notes are represented by a global note or a master global note;

•	if your notes are fixed rate notes, the annual rate at which your notes will bear interest, if any, the interest payment dates, the business day convention and, if the interest payable will be calculated using a day count convention other than a 360-day year of 12 30-day months, the day count convention;

•	if your notes are floating rate notes, the interest rate basis, which may be one of the base rates described in “— Interest Rates — Floating Rate Notes” below or any other rate as specified in your pricing supplement; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; if the interest rate basis for your notes is the CMT rate, the designated CMT Reuters screen page; if there is more than one source or variation for your interest rate, which source or variation applies to your notes; the business day convention; and the interest reset, determination, calculation and payment dates, all of which we describe under “— Interest Rates — Floating Rate Notes” below or under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities” in the accompanying prospectus;

•	if your notes are indexed notes, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your notes will be exchangeable for or payable in cash, securities of an issuer other than The Goldman Sachs Group, Inc. or other property;

•	if your notes are original issue discount notes, the yield to maturity;

•	if applicable, the circumstances under which your notes may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus;

•	if we choose to pay additional amounts on any notes held by a person who is not a United States person for tax purposes, the provisions relating to the circumstances under which we will do so and under which we can redeem your notes if we have to pay additional amounts;

•	the depositary for your notes, if other than DTC, and any circumstances under which the holder may request notes in non-global form, if we choose not to issue your notes in book-entry form only; and

•	any terms of guarantee of your notes by The Goldman Sachs Group, Inc. that are different from or in addition to the description under “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus; and

•	any other terms of your notes, which could be different from those described in this prospectus supplement and the accompanying prospectus.

Market-Making Transactions. If you purchase your notes in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Goldman, Sachs & Co. or another of our affiliates resells notes that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. See “Plan of Distribution” in the accompanying prospectus and “Supplemental Plan of Distribution” below.

Form, Denomination and Legal Ownership of Notes

Your notes will be issued in registered form, without interest coupons, in any authorized denominations. Unless otherwise specified in your pricing supplement, the authorized denominations will be $1,000 and integral multiples of $1,000 in excess thereof.

Your notes will be issued in book-entry form and represented by a global note or a master global note. You should read the section “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for information about this type of arrangement and your rights under this type of arrangement.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your notes, if they bear interest, as specified in your pricing supplement.

Fixed Rate Notes

Fixed rate notes will bear interest at a fixed rate described in your pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. Interest due on each interest payment date (as it may be adjusted due to the applicable business day convention) and at maturity will be calculated using a 360-day year of 12 30-day months and the following unadjusted business day convention as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities”, in each case unless otherwise specified in your pricing supplement. For fixed rate notes that bear interest, we will pay interest as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms in “— Special Rate Calculation Terms” at the end of this subsection.

For floating rate notes, interest will accrue, and we will compute and pay interest, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Types of Debt Securities — Floating Rate Debt Securities”, “— Calculations of Interest on Debt Securities” and “— Payment Mechanics for Debt Securities” unless otherwise specified in your pricing supplement. In addition, the following will apply to floating rate notes.

Base Rates. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

•	CMS rate;

•	CMT rate;

•	EURIBOR;

•	federal funds rate;

•	LIBOR;

•	prime rate; and/or

•	treasury rate.

We describe each of these base rates in further detail below in this subsection. If you purchase floating rate notes, your pricing supplement will specify the type of base rate that applies to your notes and whether your notes are subject to a spread, spread multiplier, minimum rate or maximum rate.

Day Count Convention. Unless otherwise specified in your pricing supplement, EURIBOR notes, federal funds rate notes, LIBOR notes and prime rate notes will be subject to the Actual/360 (ISDA) day count convention, and CMS rate notes, CMT rate notes and treasury rate notes will be subject to the Actual/Actual (ISDA) day count convention, as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities” in the accompanying prospectus.

Initial Base Rate. Unless otherwise specified in your pricing supplement, for floating rate notes, the initial base rate will be the applicable base rate in effect from and including the original issue date to but excluding the initial interest reset date. We will specify the initial base rate in your pricing supplement.

Spread or Spread Multiplier. In some cases, the base rate for floating rate notes may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

•	by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase floating rate notes, your pricing supplement will specify whether a spread or spread multiplier will apply to your notes and, if so, the amount of the applicable spread or spread multiplier.

Maximum and Minimum Rates. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate — i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate — i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase floating rate notes, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your notes and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25%, per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on floating rate notes.

Interest Determination Dates. The interest rate that takes effect on an interest reset date will be determined by the calculation agent for certain base rates by reference to a particular date called an interest determination date. Except as otherwise specified in your pricing supplement:

•	For CMS rate notes and CMT rate notes, the interest determination date relating to a particular interest reset date will be the second U.S. Government securities business day preceding the interest reset date.

•	For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day (as defined in the accompanying prospectus) preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for LIBOR notes as a LIBOR interest determination date.

•	For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for EURIBOR notes as a EURIBOR interest determination date.

Sources and Corrections. If we refer to a rate as set forth on a display page, other published source, information vendor or other vendor officially designated by the sponsor of that rate, if there is a successor source for the display page, other published source, information vendor or other official vendor, we refer to that successor source as applicable as determined by the calculation agent. When we refer to a particular heading or headings on any of those sources, those references include any successor or replacement heading or headings as determined by the calculation agent.

If the applicable rate is based on information obtained from a Reuters screen, that rate will be subject to the corrections, if any, published on that Reuters screen within one hour of the time that rate was first displayed on such source. If the applicable rate is based on information obtained from H.15(519) or H.15 daily update, that rate will be subject to the corrections, if any, published by that source within 30 days of the day that rate was first published in that source.

CMS Rate Notes

If you purchase CMS rate notes, your notes will bear interest at a base rate equal to the CMS rate, subject to adjustment as specified in your pricing supplement.

The CMS rate for the relevant interest reset date will be the rate appearing on the Reuters screen ISDAFIX1 page for U.S. dollar swaps having a maturity equal to the index maturity specified in your pricing supplement as of approximately 11:00 A.M., New York City time, on the relevant CMS interest determination date. If the CMS rate cannot be determined in this manner, then:

•	The CMS rate for the relevant interest reset date will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 A.M., New York City time, on the relevant CMS interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the specified index maturity, commencing on the relevant interest reset date, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to LIBOR with a designated maturity of three months, as such rate may be determined in accordance with the provisions set forth above under “— LIBOR Notes”. The calculation agent will select the five swap dealers in its sole discretion and will request the principal New York City office of each of those dealers to provide a quotation of its rate.

•	If at least three quotations are provided, the CMS rate for that interest reset date will be the arithmetic mean of the quotations described above, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•	If fewer than three quotations are provided, the calculation agent will determine the CMS rate in its sole discretion.

CMT Rate Notes

If you purchase CMT rate notes, your notes will bear interest at a base rate equal to the CMT rate subject to adjustment as specified in your pricing supplement.

The manner in which the CMT rate is determined for the relevant interest reset date will depend on the designated CMT Reuters screen page that is specified for your notes in the applicable pricing supplement. If no designated CMT Reuters screen page is specified, Reuters screen FRBCMT page will be the designated CMT Reuters screen page for your notes.

•	If the designated CMT Reuters screen page for your notes is FRBCMT, the CMT rate for the relevant interest reset date will be the yield for Treasury securities at “constant maturity” for a period of the designated CMT index maturity as set forth in H.15(519) under the caption “Treasury constant maturities”, as such yield is displayed on the designated CMT Reuters screen page on the CMT interest determination date. If the applicable rate described above is not displayed on the designated CMT Reuters screen page, then the CMT rate will be the treasury constant maturity rate for the designated CMT index maturity as published in H.15(519) under the caption “Treasury constant maturities”.

•	If the rate described in the preceding paragraph does not appear in H.15(519), then the CMT rate for the relevant interest reset date will be the treasury constant maturity rate for the designated CMT index maturity that:

—	is published by the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury; and

—	is determined by the calculation agent to be comparable to the applicable rate that would otherwise have been published in H.15(519).

•	If, on the relevant CMT interest determination date, the rate described in the preceding paragraph is not published by the Board of Governors of the Federal Reserve System or the U.S. Department of Treasury, then the CMT rate for the relevant interest reset date will be the yield to maturity of the arithmetic mean of the secondary market bid rates for the most recently issued U.S. Treasury securities having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount, as of approximately 3:30 P.M., New York City time, on the relevant CMT interest determination date, quoted by three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two such bid rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated.

•	If the calculation agent is unable to obtain three quotations of the kind described in the preceding paragraph, the CMT rate for the relevant interest reset date will be the yield to maturity of the arithmetic mean of the secondary market bid rates for U.S. Treasury securities with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount, as of approximately 3:30 P.M., New York City time, on the relevant CMT interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two of these primary dealers are quoting, then the CMT rate for the relevant interest reset date will be based on the arithmetic mean of the bid rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded. If two U.S. Treasury securities with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the U.S. Treasury securities with the shorter original term to maturity.

•	If two or fewer primary dealers selected by the calculation agent are quoting as described in the preceding paragraph, the CMT rate for the relevant interest reset date will be the rate determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the rate for U.S. Treasury securities at constant maturity or any of the foregoing bid rates.

If the designated CMT Reuters screen page for your notes is FEDCMT, the CMT rate for the relevant interest reset date will be the one-week average yield for Treasury securities at “constant maturity” for a period of the designated CMT index maturity as set forth in H.15(519) under the heading “Week Ending” and opposite the heading “Treasury constant maturities” for the week preceding the relevant interest reset date, as such average is displayed on the designated CMT Reuters screen page for the week preceding the relevant interest reset date.

•	If the applicable average described above is not displayed on the designated CMT Reuters screen page, then the CMT rate for the relevant interest reset date will be the one-week average yield for Treasury securities at “constant maturity” for a period of the designated CMT index maturity and for the week preceding the relevant interest reset date as published in H.15(519) under the heading “Week Ending” and opposite the heading “Treasury constant maturities”.

•	If the applicable average described in the preceding paragraph does not appear in H.15(919), then the CMT rate for the relevant interest reset date will be the one-week average yield for Treasury securities at “constant maturity” for a period equal to the designated CMT index maturity as otherwise announced by the Federal Reserve Bank of New York for the week preceding the relevant interest reset date.

•

If for the week preceding the relevant interest reset date the Federal Reserve Bank of New York does not publish a one-week average yield for Treasury securities at “constant maturity” for a period equal to the designated CMT index maturity for the preceding week, then the CMT rate for the relevant interest reset date will be the yield to maturity of the arithmetic mean of the secondary market bid rates for the most recently issued U.S. Treasury securities having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount, as of approximately 3:30 P.M., New York City time, on the relevant CMT interest determination date, quoted by three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two such bid rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated.

•	If the calculation agent is unable to obtain three quotations of the kind described in the preceding paragraph, the CMT rate for the relevant interest reset date will be the yield to maturity of the arithmetic mean of the secondary market bid rates for U.S. Treasury securities with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount, as of approximately 3:30 P.M., New York City time, on the relevant CMT interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two of these primary dealers are quoting, then the CMT rate for the relevant interest reset date will be based on the arithmetic mean of the bid rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded. If two U.S. Treasury securities with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the U.S. Treasury securities with the shorter original term to maturity.

•	If two or fewer primary dealers selected by the calculation agent are quoting as described in the preceding paragraph, the CMT rate for the relevant interest reset date will be the rate determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the one-week average for U.S. Treasury securities at constant maturity or any of the foregoing bid rates.

EURIBOR Notes

If you purchase EURIBOR notes, your notes will bear interest at a base rate equal to the interest rate for deposits in euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, the EURIBOR base rate will be subject to adjustment as specified in your pricing supplement. EURIBOR will be determined in the following manner:

•	EURIBOR for the relevant interest reset date will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, as that rate appears on the Reuters screen EURIBOR01 page as of approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•	If the rate described above does not so appear on the Reuters screen EURIBOR01 page, EURIBOR will be determined on the basis of the rates at which deposits in euros are offered by four major banks in the euro-zone interbank market, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, to prime banks in the euro-zone interbank market for a period of the specified index maturity commencing on the relevant interest reset date and in a representative amount, assuming an Actual/360 day count basis. The calculation agent will request the principal euro-zone office of each of these four banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant interest reset date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described in the preceding paragraph, EURIBOR for the relevant interest reset date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the calculation agent at approximately 11:00 A.M., Brussels time, on that interest reset date, for loans of euros to leading European banks for the specified index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If no quotation is provided as described in the preceding paragraph, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate EURIBOR or any of the foregoing lending rates, shall determine EURIBOR for that interest reset date in its sole discretion.

Federal Funds Rate Notes

If you purchase federal funds rate notes, your notes will bear interest at a base rate equal to the federal funds (effective) rate, subject to adjustment as specified in your pricing supplement.

The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest reset date, as set forth in H.15(519) opposite the heading “Federal funds (effective)”, as that rate is displayed on the Reuters screen FEDFUNDS1 page for that day.

•	If, by approximately 5:00 P.M., New York City time, on the day that is one New York City banking day following the relevant interest reset date, the federal funds (effective) rate for the relevant interest reset date does not appears on Reuters screen FEDFUNDS1 page, then the federal funds (effective) rate, for that interest reset date, will be the rate published on H.15(519) under the heading “Federal funds (effective)”.

•	If the rate described above is not displayed on the Reuters screen FEDFUNDS1 page and does not appear in H.15(519) at approximately 5:00 P.M., New York City time, on the day that is one New York City banking day following the relevant interest reset date, then the federal funds (effective) rate, for the relevant interest reset date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, opposite the heading “Federal funds (effective)”.

•	If the rate cannot be determined as described in the preceding paragraphs, then the federal funds (effective) rate for the relevant interest reset date will be the rate for the first day preceding the relevant interest reset date for which such rate is set forth in H.15(519) opposite the caption “Federal funds (effective)”, as such rate is displayed on the Reuters Screen FEDFUNDS1 page.

LIBOR Notes

If you purchase LIBOR notes, your notes will bear interest at a base rate equal to LIBOR subject to adjustment as specified in your pricing supplement. LIBOR, with respect to any interest reset date, will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your pricing supplement for the index maturity specified in your pricing supplement, appearing on the Reuters screen LIBOR page as of approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date.

•	If the rate described above does not so appear on the Reuters screen LIBOR page, then LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars or any other index currency, as specified in your pricing supplement, are offered by four major banks in the London interbank market selected by the calculation agent at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, to prime banks in the London interbank market for a period of the specified index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these major banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant interest reset date will be the arithmetic mean of the quotations.

•	If fewer than two of the requested quotations described above are provided, LIBOR for the relevant interest reset date will be the arithmetic mean of the rates quoted by major banks in New York City or, if the specified index currency is not U.S. dollars, in the principal financial center for the country issuing the index currency, selected by the calculation agent, at approximately 11:00 A.M., New York City time (or the time in the relevant principal financial center), on the relevant interest reset date, for loans in U.S. dollars (or the index currency) to leading European banks for a period of the specified index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If no quotation is provided as described in the preceding paragraph, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for that interest reset date in its sole discretion.

Prime Rate Notes

If you purchase prime rate notes, your notes will bear interest at a base rate equal to the prime rate subject to adjustment as specified in your pricing supplement.

The prime rate will be the rate, for the relevant interest reset date, published in H.15(519) opposite the heading “Bank prime loan”.

•	If, by approximately 5:00 P.M., New York City time, on the day that is one New York City banking day following the relevant interest reset date, the rate described above is not yet published in H.15(519) then the prime rate will be the rate, for the relevant interest reset date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, opposite the heading “Bank prime loan”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by approximately 5:00 P.M., New York City time, on the day that is one New York City banking day following the relevant interest reset date, then the prime rate for the relevant interest reset date will be the rate for the day first preceding the relevant interest reset date for which such rate is set forth in H.15(519) opposite the caption “Bank prime rate”.

Treasury Rate Notes

If you purchase treasury rate notes, your notes will bear interest at a base rate equal to the treasury rate subject to adjustment as specified in your pricing supplement.

The treasury rate for the relevant interest reset date will be the rate for U.S. government treasury bills, as that rate appears on the Reuters screen USAUCTION10 page or USAUCTION11 page on the relevant treasury interest determination date, opposite the index maturity specified in your pricing supplement under the heading “INVEST RATE”.

•	If the rate described above does not appear on either page on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, but U.S. government treasury bills having the specified index maturity have been auctioned during the relevant interest period, then the treasury rate will be the bond equivalent yield of the rate, for the relevant interest reset date, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, for that day and for the specified index maturity, under a heading indicating that such rate is the “auction high” rate for United States treasury bills.

•	If the rate cannot be determined as described in the preceding paragraph, then the treasury rate will be the bond equivalent yield of the auction rate for treasury bills with a remaining maturity equal to the specified index maturity as announced by the United States Treasury.

•	If no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest reset date and for treasury bills having the specified index maturity, as published in H.15(519) under the heading “U.S. government securities/Treasury bills (secondary market)”.

•	If the rate described in the prior paragraph does not appear in H.15(519) on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the rate, for the relevant interest reset date and for treasury bills having the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. government securities/Treasury bills (secondary market)”.

•	If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant interest reset date, by primary U.S. government securities dealers in New York City selected by the calculation agent.

•	If no quotation is provided as described in the preceding paragraph, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing secondary market bids or any display page or other U.S. government publication or source, or any other source as it deems reasonable from which to estimate the treasury bills auction rate or any of the foregoing secondary market bid rates, shall determine the treasury rate for that interest reset date in its sole discretion.

Business Days

One or more of the following business day definitions may apply to any note, as specified in your pricing supplement:

“Euro business day” means each Monday, Tuesday, Wednesday, Thursday and Friday on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

“New York City banking day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.

“U.S. Government securities business day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

Additional business days not defined above may apply to any note and will be described in your pricing supplement.

Special Rate Calculation Terms

In this subsection entitled “— Interest Rates — Floating Rate Notes”, we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “bond equivalent yield ” means a yield expressed as a percentage and calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N	× 100
360 – (D × M)

where

•	“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

•	“N” means 365 or 366, as the case may be; and

•	“M” means the actual number of days in the applicable interest reset period.

The term “designated CMT index maturity” means the index maturity for CMT rate notes and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in your pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

The term “designated CMT Reuters screen page” means the Reuters screen page specified in your pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Reuters screen page is so specified, then the applicable page will be the Reuters screen FRBCMT page.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union, or any successor union, that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, or any successor treaty.

“H.15(519)” means the weekly statistical release designated as such published by the Federal Reserve System Board of Governors, or its successor, available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/ h15upd.htm, or any successor site or publication.

“H.15 daily update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update/h15upd.htm, or any successor site or publication.

The term “index currency” means, with respect to LIBOR notes, the currency specified as such in your pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in your pricing supplement.

The term “index maturity” means, with respect to floating rate notes, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in your pricing supplement.

The term “money market yield ” means a yield expressed as a percentage and calculated in accordance with the following formula:

Money Market Yield =	D × 360	× 100
360 – (D × M)

where

•	“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

•	“M” means the actual number of days in the relevant interest reset period.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters screen” means the display on the Reuters 3000 Xtra service, or any successor or replacement service, on the page or pages specified in this prospectus supplement or your pricing supplement, or any successor or replacement page or pages on that service.

“Reuters screen LIBOR page” means, unless otherwise specified in your pricing supplement, the display on the Reuters screen LIBOR01 page, or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

“Reuters screen USPRIME1 page” means the display on the Reuters screen page titled “USPRIME1”, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

CONSIDERATIONS RELATING TO INDEXED NOTES

We use the term “indexed notes” to mean any of the notes described in this prospectus supplement, or any units that include securities, whose value is linked to an underlying asset or index or another property (including one or more securities or indices of securities). Indexed notes may present a high level of risk, and investors in certain indexed securities may lose their entire investment. You should read the section titled “Considerations Relating To Indexed Securities” in the accompanying prospectus.

In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you propose to invest in indexed notes, you should independently evaluate the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read “United States Taxation” below for a discussion of U.S. tax matters.

Goldman, Sachs & Co. or another of our affiliates may serve as calculation agent for the indexed notes and may have considerable discretion in calculating the amounts payable in respect of the notes. To the extent that Goldman, Sachs & Co. or another of our affiliates calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index. Exercising discretion in this manner could adversely affect the value of an indexed note based on the index or the rate of return on the note.

UNITED STATES TAXATION

Investors should read carefully the description of material United States federal income tax consequences of owning the debt securities under “United States Taxation” in the accompanying prospectus. Unless otherwise specified in the applicable pricing supplement, it is the opinion of Sidley Austin LLP, United States tax counsel to The Goldman Sachs Group, Inc., that CMS rate notes, CMT rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, prime rate notes and treasury rate notes generally will be treated as variable rate notes under the rules described under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA (or any regulations thereunder) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We, The Goldman Sachs Group, Inc., as the guarantor, and Goldman, Sachs & Co., as the agent, have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. We will pay the agent a commission on any notes sold through the agent. The commission we will pay to the agent will range from 0.050% to 0.900% of the principal amount of the notes, depending on the stated maturity of the notes as specified in your pricing supplement.

We may also sell notes to the agent who will purchase the notes as principal for its own account. In that case, the agent will purchase the notes at a price equal to the issue price specified in your pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of notes with the same stated maturity.

The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). We and The Goldman Sachs Group, Inc. have agreed to jointly and severally indemnify the agent against certain liabilities, including liabilities under the Securities Act.

If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

The purchase price of the notes will be required to be paid in immediately available funds in New York City.

We may appoint agents, other than or in addition to Goldman, Sachs & Co., with respect to the notes. Any other agents will be named in your pricing supplement and those agents will enter into the distribution agreement referred to above. The other agents may be our affiliates or customers or affiliates or customers of The Goldman Sachs Group, Inc. and may engage in transactions with and perform services for us or The Goldman Sachs Group, Inc. in the ordinary course of business. Goldman, Sachs & Co. may resell notes to or through another of our affiliates, as selling agent.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system unless otherwise specified in your pricing supplement. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

This prospectus supplement may be used by Goldman, Sachs & Co. or any of our other affiliates in connection with offers and sales of the notes in market-making transactions. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we, The Goldman Sachs Group, Inc. or an agent informs you in your confirmation of sale that your notes are being purchased in its original offering and sale, you may assume that you are purchasing your notes in a market-making transaction.

We describe market-making transactions and other matters relating to the distribution of the notes in the accompanying prospectus under “Plan of Distribution”.

VALIDITY OF THE NOTES AND GUARANTEES

The validity of the notes, including the guarantees endorsed thereon, that may be issued after the date of this prospectus supplement has been passed upon for GS Finance Corp. and The Goldman Sachs Group, Inc. by Sidley Austin LLP. The opinions of Sidley Austin LLP were based on assumptions about future actions required to be taken by GS Finance Corp., The Goldman Sachs Group, Inc. and the trustee in connection with the issuance and sale of the notes, about the specific terms of the notes and about other matters that may affect the validity of the notes but which could not be ascertained on the date of those opinions. If specified in the applicable pricing supplement, the validity of any particular notes, including the guarantees endorsed thereon, that may be issued after the date of this prospectus supplement will be passed upon for GS Finance Corp. and The Goldman Sachs Group, Inc. by Sidley Austin LLP, New York, New York.

Sidley Austin LLP has in the past represented and continues to represent GS Finance Corp. and Goldman Sachs on a regular basis and in a variety of matters. Sidley Austin LLP also performed services for The Goldman Sachs Group, Inc. in connection with the notes we may issue under our Medium-Term Notes, Series E program.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of such documents.

Prospectus Supplement

GS Finance Corp.

Medium-Term Notes, Series E

fully and unconditionally

guaranteed as described herein by

The Goldman Sachs

Group, Inc.

Goldman, Sachs & Co.